Exhibit 99.3

CONSOLIDATED FINANCIAL STATEMENTS

Targus Information Corporation

Years Ended December 31, 2010, 2009, and 2008

Targus Information Corporation

Consolidated Financial Statements

Years Ended December 31, 2010, 2009 and 2008

Report of Independent Auditors

Board of Directors

Targus Information Corporation

We have audited the accompanying consolidated balance sheets of Targus Information Corporation (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Targus Information Corporation at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

McLean, Virginia

December 19, 2011

Targus Information Corporation

Consolidated Balance Sheets

	December 31
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$9,839,478	$64,064,869
Accounts receivable, net of allowance for doubtful accounts of $964,408 and $1,317,382 at December 31, 2010 and 2009, respectively	25,756,119	18,134,834
Prepaid income taxes	2,376,276	659,612
Prepaid expenses and other current assets	1,525,936	8,406,417
Deferred tax asset, current portion	1,460,387	1,595,676
Deferred financing costs, current portion	1,644,558	—

Total current assets	42,602,754	92,861,408

Restricted cash	263,171	263,171
Property and equipment, net	5,522,577	6,408,205
Intangible assets, net	4,590,314	5,437,757
Employee notes receivable	—	27,081
Deferred tax asset, net of current portion	1,894,091	2,278,656
Deferred financing costs, net of current portion	5,822,537	—

Total assets	$60,695,444	$107,276,278

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$3,071,335	$1,915,905
Accrued expenses	8,738,907	14,071,450
Deferred revenues	6,261,515	2,755,314
Deferred rent, current portion	476,445	403,352
Loan payable, current portion	13,125,000	—

Total current liabilities	31,673,202	19,146,021

Deferred rent, net of current portion	1,021,754	1,497,387
Loan payable, net of current portion	161,875,000	—

Total liabilities	194,569,956	20,643,408

Stockholders’ equity (deficit):
Series A Redeemable Convertible Preferred Stock, $0.01 par value, 4,809,466 shares authorized at December 31, 2009; 0 and 2,404,733 shares issued and outstanding; liquidation preference of $0 and $67,688,640 at December 31, 2010 and 2009, respectively	—	24,047
Common stock, $0.01 par value, 15,707,830 shares authorized; 12,606,570 and 10,049,887 shares issued and outstanding at December 31, 2010 and 2009, respectively	126,066	100,499
Additional paid-in capital	—	56,847,579
Retained earnings (accumulated deficit)	(134,000,578)	29,660,745

Total stockholders’ equity (deficit)	(133,874,512)	86,632,870

Total liabilities and stockholders’ equity (deficit)	$60,695,444	$107,276,278

See accompanying notes.

Targus Information Corporation

Consolidated Statements of Operations

	Year Ended December 31
	2010	2009	2008

Revenues	$130,430,707	$118,366,788	$114,624,965

Operating expenses:
Cost of sales	25,037,278	22,913,023	25,993,110
Sales and marketing	31,177,573	23,210,737	21,532,178
Research and development	9,160,711	7,504,742	7,207,109
General and administrative	21,444,009	14,130,553	19,142,894
Depreciation and amortization	4,039,235	4,002,575	4,068,750
Reversal of adverse lawsuit judgment	—	—	(49,048,000)

Total operating expenses	90,858,806	71,761,630	28,896,041

Operating income	39,571,901	46,605,158	85,728,924

Other income (expense), net:
Interest and other income	256,464	2,879,133	1,403,851
Interest expense	(138,865)	(233,780)	(959,631)

Total other income, net	117,599	2,645,353	444,220

Income before income taxes	39,689,500	49,250,511	86,173,144
Income tax expense	15,120,235	19,501,064	34,903,224

Net income	$24,569,265	$29,749,447	$51,269,920

See accompanying notes.

Targus Information Corporation

Consolidated Statements of Stockholders’ Equity (Deficit)

	Series A					Retained
	Redeemable Convertible				Additional	Earnings	Stockholders’
	Preferred Stock		Common Stock		Paid-in	(Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit)	(Deficit)

Balance at December 31, 2007	2,646,085	$26,461	9,629,125	$96,291	$81,185,962	$(15,938,882)	$65,369,832
Dividend paid	—	—	—	—	(22,775,515)	(33,465,114)	(56,240,629)
Series A convertible preferred stock exchanged for common stock and cash	(241,352)	(2,414)	241,352	2,414	(6,431,816)	—	(6,431,816)
Common stock options exercised	—	—	215,170	2,152	539,498	—	541,650
Common stock repurchased	—	—	(34,250)	(343)	(68,158)	(496,968)	(565,469)
Tax benefit for common stock repurchased	—	—	—	—	195,980	—	195,980
Stock compensation expense	—	—	—	—	1,705,231	—	1,705,231
Net income	—	—	—	—	—	51,269,920	51,269,920

Balance at December 31, 2008	2,404,733	24,047	10,051,397	100,514	54,351,182	1,368,956	55,844,699
Common stock options exercised	—	—	82,740	827	216,398	—	217,225
Common stock repurchased	—	—	(84,250)	(842)	(77,158)	(1,457,658)	(1,535,658)
Tax benefit for common stock repurchased	—	—	—	—	87,311	—	87,311
Stock compensation expense	—	—	—	—	2,269,846	—	2,269,846
Net income	—	—	—	—	—	29,749,447	29,749,447

Balance at December 31, 2009	2,404,733	24,047	10,049,887	100,499	56,847,579	29,660,745	86,632,870
Common stock options exercised	—	—	151,950	1,520	443,791	—	445,311
Stock compensation expense	—	—	—	—	2,079,563	—	2,079,563
Dividend paid	—	—	—	—	(59,370,933)	(117,121,047)	(176,491,980)
Series A convertible preferred stock exchanged for common stock and cash	(2,404,733)	(24,047)	2,404,733	24,047	—	(71,109,541)	(71,109,541)
Net income	—	—	—	—	—	24,569,265	24,569,265

Balance at December 31, 2010	—	$—	12,606,570	$126,066	$—	$(134,000,578)	$(133,874,512)

See accompanying notes.

Targus Information Corporation

Consolidated Statements of Cash Flows

	Year Ended December 31
	2010	2009	2008

Cash flows from operating activities
Net income	$24,569,265	$29,749,447	$51,269,920
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,039,235	4,002,575	4,068,750
Deferred income taxes	519,854	626,563	19,309,253
Stock compensation expense	2,079,563	2,269,846	1,705,231
Reversal of withholding tax, interest, and penalties	—	(4,885,346)	(49,048,000)
Reversal of allowance for doubtful accounts	—	(92,000)	—
Changes in operating assets and liabilities:
Accounts receivable	(7,621,285)	2,086,538	1,105,687
Allowance for doubtful accounts	—	—	(651,315)
Prepaid income taxes	(1,707,218)	171,664	1,448,034
Prepaid expenses and other assets	6,880,481	(1,237,095)	(186,451)
Employee notes receivable	27,081	16,873	32,467
Accounts payable	1,155,430	47,697	(1,808,814)
Accrued expenses	(5,332,542)	1,600,453	(131,070)
Deferred revenues	3,506,201	(547,727)	579,322
Deferred rent	(402,540)	(148,361)	1,214,085

Net cash provided by operating activities	27,713,525	33,661,127	28,907,099

Cash flows from investing activities
Changes in restricted cash	—	—	55,166,316
Purchases of property and equipment	(2,306,165)	(2,231,932)	(4,891,286)

Net cash (used in) provided by investing activities	(2,306,165)	(2,231,932)	50,275,030

Cash flows from financing activities
Proceeds from loan payable	175,000,000	—	—
Financing costs	(7,467,095)	—	—
Cash payment on Series A preferred stock exchange	(71,109,541)	—	(6,431,816)
Dividend paid	(176,491,980)	—	(56,240,629)
Proceeds from exercise of common stock options	435,865	217,225	541,650
Common stock repurchased	—	(1,535,658)	(565,469)

Net cash used in financing activities	(79,632,751)	(1,318,433)	(62,696,264)

Net (decrease) increase in cash and cash equivalents	(54,225,391)	30,110,762	16,485,865
Cash and cash equivalents at beginning of year	64,064,869	33,954,107	17,468,242

Cash and cash equivalents at end of year	$9,839,478	$64,064,869	$33,954,107

Supplemental information
Cash paid for interest	$11,558	$21,275	$422,108

Cash paid for income taxes	$16,649,992	$18,730,695	$14,223,644

See accompanying notes.

Targus Information Corporation

Notes to Consolidated Financial Statements

December 31, 2010

1. Organization and Basis of Presentation

Description of Business and Organization

Targus Information Corporation (the Company) was incorporated in Nevada in December 1992 and commenced operations in early 1993. A wholly owned subsidiary, Amacai Information Corporation (Amacai), was incorporated in Delaware and was formed in October 2001. In May 2005, the Company reincorporated in Delaware. This reincorporation was effected via the formation of a Delaware company, also named Targus Information Corporation, into which the Nevada-incorporated company was merged.

The Company provides real-time information services to customers in the United States to help them more productively process customer and prospect transactions. The Company links virtually every household and business telephone number in the U.S. with information including name, postal address, predictive household buying-behavior scores, and locator information. This information is used by customers for applications including identity and address verification, call routing to the nearest franchise or retail location, and caller ID delivered by competitive local telephone exchange carriers.

Amacai compiles information found in white- and yellow-page phone directories, validates this data using the Company’s central name and address database, and licenses its use to direct marketers and other third-party providers of household and business information. As of January 1, 2007, Amacai de Costa Rica, S.A. (Amacai-CR) became a wholly owned subsidiary of Amacai.

The Company wholly owns a subsidiary, Murex Licensing Corporation (MLC), which was purchased from Murex Securities Ltd. (Ireland) in September 2005 (see Note 4). MLC licenses certain Company-owned patents to third parties for telephone-based information applications.

The Company also wholly owns a subsidiary, Murex Securities (Cayman) Ltd., which holds the non-U.S. patent rights associated with the 2005 patent purchase (see Note 4) from Murex Securities Ltd. (Ireland).

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses in the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents consist of investments in money market accounts and are recorded at fair value using Level 1 methodology as described under “Fair Value Measurements” below.

Restricted Cash

Restricted cash consists of letters of credit as required by the Company’s lease agreements for corporate office space.

Targus Information Corporation

Notes to Consolidated Financial Statements

December 31, 2010

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains cash balances at financial institutions that may at times exceed federally insured limits. The Company maintains its cash at high-credit-quality institutions and, as a result, believes credit risk related to its cash is minimal.

The Company performs ongoing evaluations of its customers, generally grants uncollateralized credit terms to its customers, and maintains an allowance for doubtful accounts based on historical experience and management’s expectations of future losses.

The Company had two customers who accounted for 22% and 17% of total accounts receivable at December 31, 2010 and 2009, respectively.

The Company had two customers who accounted for 28%, 30%, and 30% of consolidated revenues for the years ended December 31, 2010, 2009, and 2008, respectively.

Fair Value Measurements

Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. There is a three-tier fair value hierarchy, which categorizes the inputs used in measuring fair value. These tiers include:

•	Level 1, defined as observable inputs such as quoted prices in active markets.

•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable.

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company evaluates assets and liabilities subject to fair value measurements on a recurring and nonrecurring basis to determine the appropriate level at which to classify them for each reporting period. This determination requires the Company to make significant judgments.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. Leasehold improvements are amortized over the shorter of the useful life or remaining lease term.

Intangible Assets

Intangible assets with estimable useful lives are amortized over their respective estimated useful lives. The Company evaluates impairment of its intangible assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The carrying value of an intangible asset is considered impaired when the total projected undiscounted cash flows from such asset are separately identifiable and are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the intangible asset. Fair market value is determined primarily using the projected cash flows from the asset discounted at a rate commensurate with the risk involved (see Note 4).

Impairment of Long-lived Assets

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. For assets that are to be held and used, an impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, a loss is recorded as the difference between the carrying value

Targus Information Corporation

Notes to Consolidated Financial Statements

December 31, 2010

and fair value. Fair values are determined based on quoted market values, discounted cash flows, or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or fair value less costs to sell. There were no impairment charges recognized for the years ended December 31, 2010, 2009 and 2008.

Revenue Recognition

The Company recognizes revenues when persuasive evidence of an agreement exists, the terms are fixed or determinable, services are performed, and collection is reasonably assured. The Company’s contracts provide for a guaranteed monthly minimum fee supplemented by fees for transactions above contracted minimum amounts. The minimum fee is recognized monthly, and the transaction fees in excess of the monthly minimums are recognized as the services are performed. The Company also receives annual technology fees from certain customers associated with access to intellectual property, standard technical support, emergency 24-hour support, and system upgrades on a when-and-if-available basis. Such technology fees are recorded ratably across the service period, which is usually 12 months.

Amacai derives revenues from the online delivery of data for direct marketing purposes, which are recorded upon delivery of such data. Revenues associated with engagements requiring periodic updates of data over the course of the service period, where cash is received or collectible in advance, are recorded as deferred revenues, and recognized ratably over the service period.

The allowance for doubtful accounts reflects the Company’s estimate of credit exposure, determined principally on the basis of its collection experience, aging of its receivables, and individual account credit risks. The Company’s allowance for doubtful accounts was $964,408 and $1,317,382 as of December 31, 2010 and 2009, respectively.

Cost of Sales

Cost of sales includes all direct materials, direct labor, and those indirect allocated costs related to revenue such as indirect labor, materials, and supplies.

Research and Development Costs

The Company expenses its research and development costs associated with the development of the Company’s service-delivery capabilities.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expenses were $2,489,440, $1,802,808 and $2,361,885 for the years ended December 31, 2010, 2009 and 2008, respectively.

Stock-Based Employee Compensation

The Company accounts for stock-based compensation in accordance with Financial Accounting Standards Board (FASB) ASC 718, Compensation – Stock Compensation, which requires stock-based compensation to be recognized as an expense over the vesting period based on the fair value of the award.

The Company has two stock option plans, which are more fully described in Note 9. The aggregate compensation cost that was charged against operations for the stock option plans was $2,079,563, $2,269,846 and $1,705,231 for the years ended December 31, 2010, 2009 and 2008, respectively. Typically, awards under the Company’s plans vest over a five-year period. As of December 31, 2010, the total unrecognized compensation cost related to non-vested stock option awards for the Company’s 2004 Stock Incentive Plan and Amacai 2004 Stock Incentive Plan was $4,031,027 and $142,394, respectively. The Company expects to recognize the total unrecognized compensation cost over weighted average periods of approximately 3.08 years and 2.81 years, respectively.

Targus Information Corporation

Notes to Consolidated Financial Statements

December 31, 2010

The Targus weighted-average fair value of options granted during the years ended December 31, 2010, 2009 and 2008, was $10.80, $9.91 and $13.15 per share, respectively, using the following weighted-average assumptions:

	Year Ended December 31
	2010	2009	2008

Dividend	None	None	None
Expected volatility	45%	45%	45%
Weighted-average interest rate	3.03%	2.52%	3.13%
Expected term	6.5 years	6.5 years	6.5 years

The Amacai weighted-average fair value of options granted during the years ended December 31, 2010, 2009 and 2008, was $0.68, $0.74 and $0.68 per share, respectively, using the following weighted-average assumptions:

	Year Ended December 31
	2010	2009	2008

Dividend	None	None	None
Expected volatility	45%	45%	45%
Weighted-average interest rate	2.84%	2.31%	2.89%
Expected term	6.5 years	6.5 years	6.5 years

Income Taxes

The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities (i.e., temporary differences) and are measured at the enacted rates that will be in effect when these differences are realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the measurement date. If necessary, a valuation allowance is established to reduce deferred tax assets to the amount that is more likely than not to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

The Company assesses uncertain tax positions in accordance with income tax accounting standards. Under these standards, income tax benefits should be recognized when, based on the technical merits of a tax position, the Company believes that if a dispute arose with the taxing authority and were taken to a court of last resort, it is more likely than not (i.e., a probability of greater than 50%) that the tax position would be sustained as filed. If a position is determined to be more likely than not of being sustained, the reporting enterprise should recognize the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the taxing authority. The Company’s practice is to recognize interest and penalties related to income tax matters in income tax expense.

Recent Accounting Pronouncements

In October 2009, the FASB issued authoritative guidance that amends existing guidance for identifying separate deliverables in a revenue-generating transaction where multiple deliverables exist, and provides guidance for measuring and allocating revenue to one or more units of accounting. In addition, the FASB issued authoritative guidance on arrangements that include software elements. Under this guidance, tangible products containing software components and non-software components that are essential to the functionality of the tangible product will no longer be within the scope of the software revenue recognition guidance. This guidance is effective using the prospective application or the retrospective application method for revenue arrangements entered into or materially modified beginning January 1, 2011, with earlier application permitted. The Company does not expect the adoption to have a material impact on its consolidated financial statements.

In January 2010, the FASB issued guidance amending the disclosure requirements related to recurring and non-recurring fair value measurements. The guidance requires new disclosures on the transfers of assets and liabilities between those whose fair value is measured using Level 1 inputs (quoted prices in an active market for identical assets or liabilities) and using Level 2 inputs (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers. Additionally, the guidance requires separate disclosure of purchases, sales, issuance, and settlements of assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements). This standard is effective for all interim and year-end financial statements issued after January 1, 2010, except for the disclosure on the activities for Level 3 fair value measurements, which is effective for all interim and year-end financial statements issued after January 1, 2011. The Company does not currently expect the adoption of this guidance to have a material impact on its consolidated financial statements.

Targus Information Corporation

Notes to Consolidated Financial Statements

December 31, 2010

3. Property and Equipment

Property and equipment consisted of the following:

	December 31
	2010	2009

Computer equipment	$9,696,620	$9,840,754
Purchased software	2,253,018	2,936,843
Furniture and fixtures	1,341,759	1,533,208
Leasehold improvements	4,149,901	4,132,447

	17,441,298	18,443,252
Accumulated depreciation and amortization	(11,918,721)	(12,035,047)

Total property and equipment, net	$5,522,577	$6,408,205

Depreciation and amortization expense associated with property and equipment for the years ended December 31, 2010, 2009 and 2008, was $3,191,792, $3,155,132 and $3,221,307, respectively.

4. Intangible Assets

On September 9, 2005, the Company entered into an Asset Purchase Agreement with Murex Securities Ltd. (Ireland) (Murex-ROI), under which the Company acquired all of the patents associated with the creation and delivery of the Company’s products and services (the Murex Patents), along with the shares of Murex Licensing Corporation, a Delaware corporation involved in certain licensing of the Murex Patents to third parties in North America. As consideration for the acquired assets, the Company issued 800,000 shares of common stock to Murex-ROI having a value of $16.0 million.

The Company allocated the purchase price to acquired technology ($15.9 million) and certain other assets. The acquired technology comprises two families of patents, one family (Routing Patent Portfolio), which was fully impaired during the year ended December 31, 2006, and another family (RPA Patent Portfolio) expiring in 2016. There were no impairment charges for the years ended December 31, 2010, 2009 and 2008. The value of the RPA Patent Portfolio is amortized on a straight-line basis over its remaining life.

	December 31
	2010	2009

RPA Patent Portfolio	$9,110,007	$9,110,007
Accumulated amortization	(4,519,693)	(3,672,250)

Intangible assets, net	$4,590,314	$5,437,757

Aggregate expense for amortizing intangible assets was $847,443 for the years ended December 31, 2010, 2009 and 2008. Estimated future annual amortization expense is as follows:

Years ending:
2011	$847,443
2012	847,443
2013	847,443
2014	847,443
2015	847,443
Thereafter	353,100

Targus Information Corporation

Notes to Consolidated Financial Statements

December 31, 2010

5. Accrued Expenses

Accrued expenses consisted of the following:

	December 31
	2010	2009

Accrued compensation	$5,843,250	$5,381,661
Sales tax and interest	1,410,655	1,349,000
Withholding tax, penalties and interest	—	6,521,564
Other	1,485,002	819,225

Total	$8,738,907	$14,071,450

6. Related-Party Transactions

During 2009, the Company appealed the assessment of withholding tax, interest, and penalties by the Internal Revenue Service (IRS) associated with the failure to timely collect certain withholding taxes associated with prior-year royalties paid to an investor in the Company. In early 2010, the Company agreed to a settlement that reduced the amount of withholding tax and related penalties and interest initially claimed by the IRS and fully accrued by the Company. As a result of this reduced obligation, in 2009 other income of $2,690,654 was recorded, representing the amount of previously accrued interest no longer due, and general and administrative expense was reduced by $2,194,692, representing the amount of previously accrued penalties no longer due. All of the reduced withholding tax, penalties, and associated interest were remitted to the IRS in February 2010 and were reimbursed in full by the investor in March 2010.

7. Series A Redeemable Convertible Preferred Stock

On August 25, 2005, the Company issued 2,646,085 shares of Series A redeemable convertible preferred stock (Series A Preferred Stock) for $22.68 per share for net proceeds of $59,324,350. Holders of Series A Preferred Stock were entitled to receive cumulative cash dividends at the rate of 5% per annum, whether or not declared by the Board of Directors (Series A Preferred Accruing Dividends). Accrued and unpaid Series A Preferred Accruing Dividends totaled $0 and $13,161,299 as of December 31, 2010 and 2009, respectively. As of December 31, 2010 and 2009, the Series A liquidation preference totaled $0 and $67,688,640, respectively.

In November 2008, the Company redeemed 241,352 shares of Series A Preferred Stock by exchanging, for each share redeemed, $26.65 in cash (representing the then-current liquidation preference associated with such share) and one share of the Company’s common stock. The total cash outlay associated with the exchange was $6,431,816. The excess of the fair value of consideration resulting from the exchange over the carrying value of the Series A Preferred Stock represented a deemed dividend. The total dividend resulting from the 2008 exchange was $5,940,665.

In December 2010, the Company redeemed the remaining 2,404,733 outstanding shares of Series A Preferred Stock by exchanging, for each share redeemed, $29.57 in cash (representing the then-current liquidation preference associated with such share) and one share of the Company’s common stock. The total cash outlay associated with the exchange was $71,109,541. The excess of the fair value consideration resulting from the exchange over the carrying value of the Series A Preferred Stock represented a deemed dividend. The total dividend resulting from the 2010 exchange was $70,159,672. In conjunction with the 2010 exchange, the redeemed shares of Series A Preferred Stock were canceled, retired and eliminated from the shares that the Company is authorized to issue. Further, the Company’s certificate of incorporation was modified to discontinue the authorization of Series A Preferred Stock.

8. Special Dividend and Bonus

In November 2008, the Company’s Board of Directors authorized the payment of a special cash dividend in the amount of $4.50 per share of Series A Preferred Stock and common stock outstanding as of November 17, 2008 (record date). In addition, the Board approved a cash dividend of $0.32 per share of common stock outstanding in the Company’s Amacai subsidiary as of the record date. The total cash payment associated with these special dividends was $56,240,629.

Targus Information Corporation

Notes to Consolidated Financial Statements

December 31, 2010

The Board further authorized the payment of a cash bonus in the amount of $4.50 per vested stock option held by employees of the Company, and $0.32 per vested stock option held by employees of the Company’s Amacai subsidiary (see Note 9), as of the record date. These bonus amounts, totaling $2,831,130, were recognized as compensation expense and included in the Company’s consolidated statements of operations for the year ended December 31, 2008.

In December 2010, the Company’s Board of Directors authorized the payment of a special cash dividend in the amount of $14.00 per share of Series A Preferred Stock and common stock outstanding as of December 28, 2010 (record date). The total cash payment associated with this special dividend was $176,491,980.

The Board further authorized the payment of a cash bonus in the amount of $14.00 per vested stock option held by employees of the Company as of the record date. In addition, discretionary cash bonuses were paid to certain employees of the Company’s Amacai subsidiary. These bonus amounts, totaling $10,746,530, were recognized as compensation expense and included in the Company’s consolidated statement of operations for the year ended December 31, 2010.

9. Stock Options

Targus

Effective July 15, 2004, the Board of Directors of the Company approved the Company’s 2004 Stock Incentive Plan (the 2004 Plan) under which employees, directors, and consultants of the Company and its affiliates are eligible for incentive or non-statutory stock options. The exercise price of the stock options may be above, at, or below the fair market value of the stock on the date of grant. The 2004 Plan provides for the issuance of options to purchase up to 3,441,100 common shares.

The term of the options cannot exceed ten years. Options vest at predetermined intervals determined by the Board of Directors. Generally, options have vesting periods ranging between 4.5 and 5.5 years, with the options vesting ratably over the assigned vesting period. Activity under the 2004 Plan is summarized as follows:

	Number of Shares	Weighted- Average Exercise Price Per Share

Outstanding at December 31, 2007	1,471,630	$13.90
Granted	233,000	26.75
Exercised	(215,170)	2.50
Canceled	(116,925)	24.57

Outstanding at December 31, 2008	1,372,535	16.98
Granted	273,000	20.63
Exercised	(82,740)	2.50
Canceled	(189,700)	24.16

Outstanding at December 31, 2009	1,373,095	17.58
Granted	167,500	22.08
Exercised	(151,950)	2.80
Canceled	(123,150)	22.97

Outstanding at December 31, 2010	1,265,495	19.43

Options vested and expected to vest	1,145,309	19.14

Targus Information Corporation

Notes to Consolidated Financial Statements

December 31, 2010

The following table summarizes information about stock options under the 2004 Plan at December 31, 2010:

	Options Outstanding
Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life (Years)	Number Exercisable

$2.50	179,670	2.97	179,420
5.00	31,975	1.34	—
6.00	20,200	4.16	20,200
16.00	32,250	4.61	31,400
20.00	26,175	4.78	26,175
20.48	73,500	8.55	14,700
20.50	130,375	5.41	121,175
20.64	153,000	8.13	30,600
21.40	111,000	9.07	2,600
23.37	57,500	9.46	—
24.00	118,500	6.11	77,900
26.75	123,050	6.48	75,250
27.01	208,300	7.17	87,400

	1,265,495	6.38	666,820

Amacai

On September 30, 2004, the Board of Directors of Amacai approved the Amacai 2004 Stock Incentive Plan (the Amacai 2004 Plan) under which employees, directors, and consultants of Amacai are eligible for incentive or non-statutory stock options. The exercise price of the stock options may be above, at, or below the fair market value of the stock on the date of grant. The Amacai 2004 Plan provides for the issuance of options to purchase up to an aggregate 2,500,000 common shares.

Activity under the Amacai 2004 Plan is summarized as follows:

	Number of Shares	Weighted- Average Exercise Price Per Share

Outstanding at December 31, 2007	1,814,000	$0.66
Granted	73,000	1.40
Exercised	(11,500)	0.25
Canceled	(121,000)	0.96

Outstanding at December 31, 2008	1,754,500	0.67
Granted	121,000	1.54
Exercised	(11,500)	0.90
Canceled	(173,500)	1.00

Outstanding at December 31, 2009	1,690,500	0.70
Granted	65,000	1.40
Exercised	(40,000)	0.25
Canceled	(18,000)	1.05

Outstanding at December 31, 2010	1,697,500	0.73

Options vested and expected to vest	1,614,833	0.71

The number of stock options outstanding at December 31, 2010, 2009 and 2008, was 1,697,500, 1,690,500 and 1,754,500, respectively, while the weighted-average remaining contractual life and exercise price at December 31, 2010, was 4.35 years and $0.73 per share, respectively.

Targus Information Corporation

Notes to Consolidated Financial Statements

December 31, 2010

10. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred income taxes consisted of the following at December 31:

	2010	2009
Deferred tax assets:
Allowance for doubtful accounts	$137,318	$142,513
Accrued vacation	244,562	176,453
Deferred rent	565,369	744,160
Depreciation and amortization	1,894,091	2,278,656
Accrued sales tax and interest	513,138	532,550

Total deferred tax assets	$3,354,478	$3,874,332

A summary of the components of the Company’s income tax expense for the years ended December 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008
Current:
Federal	$14,065,572	$15,589,130	$12,602,124
State	534,809	3,285,371	2,794,292

Total current	14,600,381	18,874,501	15,396,416

Deferred:
Federal	240,057	558,079	16,110,366
State	279,797	68,484	3,396,442

Total deferred	519,854	626,563	19,506,808

Total income taxes	$15,120,235	$19,501,064	$34,903,224

The provision for income taxes can be reconciled to the income tax that would result from applying the statutory rate to net income before income taxes as follows for the years ended December 31:

	2010	2009	2008

Federal	35.0%	35.0%	35.0%
Nondeductible items	(0.1)	0.2	0.8
State taxes	3.2	4.4	4.7

	38.1%	39.6%	40.5%

The Company did not recognize interest or penalties related to income tax as of and for the years ended December 31, 2010, 2009 and 2008. The Company does not have an accrual for uncertain tax positions as of December 31, 2010 and 2009.

The Company files income tax returns in the United States Federal jurisdiction and in many state and foreign jurisdictions. Certain tax years remain open to examination by the major taxing jurisdictions to which the Company is subject. Management does not currently believe that the audit of its tax returns, if any, will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Targus Information Corporation

Notes to Consolidated Financial Statements

December 31, 2010

11. Commitments and Contingencies

Operating Leases

The Company has various noncancelable operating leases for various office facilities and equipment. Lease terms are generally 36 months for equipment and 60 months for facilities. Future minimum lease payments under these operating lease commitments, including payments related to certain other escalation clauses, are as follows:

Year ending:
2011	$3,484,704
2012	1,799,528
2013	1,385,052
2014	1,322,148
2015	645,030
Thereafter	—

Total	$8,636,462

Rent expense was $3,363,594, $3,399,310 and $2,880,967 for the years ended December 31, 2010, 2009 and 2008, respectively.

Litigation

The Company was a defendant in a patent litigation matter brought by Adept, alleging that the Company infringed certain of Adept’s patents and committed tortuous interference against Adept, while further requesting a declaratory judgment that Adept did not infringe on certain of the Murex Patents (see Note 4).

In April 2007, Adept filed suit in U.S. District Court for the Eastern District of Texas (the Texas Suit) against 19 companies that are direct or indirect users of the Company’s call routing services, alleging patent infringement. While the Company was not named as a party to such litigation, it had entered into indemnification and joint defense agreements with many of the defendants. In October 2006, the United States District Court for the Middle District of Florida issued a verdict of $49,048,000 in favor of Adept. The jury’s verdict further established that certain claims of the Murex Patents were invalid, resulting in an impairment charge on the Company’s financial statements for the year ended December 31, 2006.

In August 2008, the U.S. Court of Appeals for the Federal Circuit (CAFC) issued an opinion reversing the verdict in favor of Adept, vacating the lower court’s damages award along with a related permanent injunction against the Company. Adept appealed the CAFC’s ruling to the U.S. Supreme Court, who in February 2009 refused to hear the case, effectively ending the matter between the companies.

As a result of the above decisions, the Company reversed the litigation accrual in the amount of $49,048,000, which is recorded as “Reversal of adverse lawsuit judgment” on the Company’s consolidated statements of operations for the year ended December 31, 2008. In addition, the liability previously recorded in this amount and an associated deferred tax asset in the amount of $19,490,939 were reversed in 2008.

The Company is involved in claims and lawsuits incidental to the ordinary course of business. While the outcome of these claims and lawsuits cannot be predicted with certainty, management of the Company does not believe the ultimate resolution of these matters will have a material adverse effect on the Company’s consolidated financial position.

Sales Taxes

In early 2010, the Company learned that the delivery of certain information services to customers located in five states could be subject to sales taxes. Such taxes had never been collected from these customers nor had they been remitted by the Company to the taxing authorities in these states. In light of these facts, in 2009 the Company recorded a loss contingency of $1,349,000 comprised of $1,140,000 in uncollectible sales tax (recorded as general and administrative expense) and $209,000 in interest expense related to amounts deemed unlikely to be collected from customers.

Targus Information Corporation

Notes to Consolidated Financial Statements

December 31, 2010

Since the initial analysis, the Company has determined that an accrual for sales tax is not required in two of the five states included in the sales tax accrual as of December 31, 2009. Additionally, the Company has updated its analysis of sales tax exposures in the remaining three states, and has increased the accrual for those states. As a result of the updated analysis, no significant change to the overall sales tax accrual has been recorded as of December 31, 2010.

As of December 31, 2010, the Company has accrued $1,411,000 for potential sales tax and interest due on sales prior to 2010. The ultimate resolution of this matter could result in a loss of up to $1,000,000 in excess of the amount accrued if the states conclude that sales tax is due on certain sales excluded from the Company’s analysis.

12. Employee Benefit Plans

Effective January 1, 1997, the Company adopted the Targus Information Corporation Profit Sharing Plan (the 401(k) Plan), which covers substantially all employees and allows them to defer income subject to IRS limitations. Under the terms of the 401(k) Plan, the Company may choose to make discretionary payments to employees’ plan accounts. Such discretionary payments fully vest once the employee has accrued two years of service with the Company. For the years ended December 31, 2010, 2009 and 2008, the Company made discretionary payments equal to 5% of employees’ total cash earnings, subject to a total-earnings limitation of $150,000 per annum. Such contributions totaled $1,330,409, $1,234,401 and $850,211 for the years ended December 31, 2010, 2009 and 2008, respectively.

13. Term Loan and Revolving Credit Line

In December 2010, the Company entered into a credit agreement with a syndicate of commercial banks and other lenders providing for the extension of certain credit facilities (the Credit Facilities). The Credit Facilities included a $175 million, six-year term loan and a $15 million, five-year revolving credit line, both facilities being collateralized by substantially all of the assets of the Company and guaranteed by its subsidiaries. The credit agreement requires that the Company comply with certain consolidated total leverage ratio and fixed charge coverage ratio covenants beginning in 2011.

During the year ended December 31, 2010, the Company incurred issuance costs associated with the term loan of $7,467,095, which are being amortized over the life of the term loan using the effective interest rate method. As of December 31, 2010, the entire term loan was outstanding and there were no borrowings under the revolving credit line.

The term loan accrues interest at either (i) the base rate (equivalent to the highest of the London Interbank Offered Rate (LIBOR), the prime rate, or the federal funds rate) plus a margin of 4.25%, or (ii) LIBOR plus a margin of 5.25%, such interest-rate method being elected by the Company. LIBOR applicable to the term loan is set at a minimum of 1.75%. The current interest rate per annum under the term loan is LIBOR plus 5.25%, or 7.00% as of December 31, 2010.

The revolving credit line accrues interest at either (i) the base rate (equivalent to the highest of LIBOR, the prime rate, or the federal funds rate) plus a margin between 2.25% and 3.25%, or (ii) LIBOR plus a margin between 3.25% and 4.25%. The amount of such margin depends on the Company’s consolidated total leverage ratio, while the interest-rate method used is elected by the Company. In addition, the Company pays a nonrefundable commitment fee on any unused portion of the revolving credit line at a rate per annum ranging from 0.625% to 0.75%.

The Company may prepay the term loan in whole or in part at any time without premium or penalty, except that prepayment of the term loan for any reason on or prior to December 29, 2012, shall be subject to an additional premium due. Such premium shall be equal to the prepayment amount multiplied by 2% if made on or prior to December 29, 2011, or the prepayment amount multiplied by 1% if made after December 29, 2011, but on or prior to December 29, 2012.

Targus Information Corporation

Notes to Consolidated Financial Statements

December 31, 2010

Scheduled principal repayments of the term loan are as follows:

2011	$13,125,000
2012	17,500,000
2013	17,500,000
2014	17,500,000
2015	17,500,000
2016	91,875,000

Total	$175,000,000

Beginning in April 2012, the Company is required to make additional prepayments of term loan principal in the amount of 50% of excess cash flow generated during the prior calendar year. Excess cash flow is defined as the excess of consolidated net income (adjusted for non-cash charges and changes in working capital) over the amount of cash used for capital expenditures, permitted acquisitions, and scheduled principal repayments. The obligation to make these additional prepayments of principal is eliminated when the Company’s consolidated leverage ratio is less than 2.0.

14. Subsequent Events

The Company has evaluated subsequent events through December 19, 2011, which is the date these consolidated financial statements for the period ended December 31, 2010, were issued. No material subsequent events have occurred during the period from December 31, 2010 to December 19, 2011, that would require recognition or additional disclosure in the consolidated financial statements other than disclosed in the following paragraph.

On October 10, 2011, the Company entered into a definitive agreement under which NeuStar, Inc. (NeuStar) would acquire all of the outstanding common stock of the Company for a purchase price of approximately $650 million plus certain purchase price adjustments (the Merger). Unvested incentive stock options held by Company employees were assumed by NeuStar. As part of this transaction, the Company first acquired all of the outstanding common stock of its Amacai subsidiary by converting all outstanding Amacai stock and options to their Company equivalents at an exchange ratio of 0.12068. In addition, the merger agreement provided that the Company’s term loan would be retired via payment of outstanding principal, interim interest, and prepayment penalty. The Merger closed on November 8, 2011.